Microsoft Word 11.0.8026;013f77C): Submission of matters to a vote of security holders
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         Pursuant to a Consent of Sole Shareholder of each class of shares of the Goldman Sachs Tennessee Municipal Fund (the "New Fund") dated May 22, 2006, Goldman, Sachs & Co., as sole shareholder, approved the following matters: i) the Management Agreement between the Goldman Sachs Trust and Goldman Sachs Asset Management, L.P., as amended and together with each related Assumption Agreement between Goldman Sachs & Co. and Goldman Sachs Asset Management, L.P., with respect to the New Fund; ii) the Distribution and Service Plans with respect to the Class A and Class C Shares of the New Fund of the Trust and all agreements related thereto (if any); and iii) the selection of Ernst & Young LLP to act as the independent registered public accounting firm for the New Fund's organizational period and the remainder of its initial fiscal year following the commencement of the public offering of its shares of beneficial interest.